Exhibit 99.1

[Logo]


                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com

                                                                    NEWS RELEASE


Level 3 Contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720-888-2517                                      720-888-2518

                  Chris Hardman                                  Valerie Finberg
                  720-888-2292                                      720-888-2501



            Level 3 Reports Fourth Quarter and Full Year 2006 Results

          Continued Strong Core Communications Services Organic Growth

             Company Expects Significant Communications Revenue and
                   Consolidated Adjusted OIBDA Growth in 2007


Financial and Business Highlights

o    Consolidated Revenue of $846 million
o Net Loss of $237 million, or $0.20 per share o Consolidated Adjusted OIBDA of $189 million
o    Consolidated Free Cash Flow of negative $29 million
o Organic core communications services revenue growth of 8 percent quarter over quarter and 25 percent in 2006

BROOMFIELD, Colo., February 8, 2007 -- Level 3 Communications, Inc. (Nasdaq:
LVLT) reported consolidated revenue of $846 million for the fourth quarter 2006, compared to consolidated revenue of $875 million for the third quarter 2006. For the full year 2006, consolidated revenue was $3.38 billion, compared to $1.72 billion in 2005.

The net loss for the fourth quarter 2006 was $237 million, or $0.20 per share, compared to a net loss of $138 million, or $0.12 per share, for the previous quarter. Included in the net loss for the fourth quarter was a $54 million loss on the extinguishment of debt, or $0.05 per share. Included in the net loss for the third quarter was a gain of $33 million associated with the sale of Software Spectrum, or $0.03 per share.

"Level 3 had a strong fourth quarter," said James Q. Crowe, CEO of Level 3. "Organic core revenue growth was 8 percent during the quarter and 25 percent annualized for the full year 2006, which excludes the benefits of acquisition and termination revenue. This growth is a result of ongoing customer demand and a healthy industry operating environment. We expect these positive trends to continue in 2007."

Consolidated Adjusted OIBDA(1) defined as Adjusted Operating Income Before Depreciation and Amortization was $189 million in the fourth quarter 2006, compared to $176 million for the third quarter 2006. Consolidated Adjusted OIBDA for 2006 was $682 million, compared to $471 million in 2005.

Fourth Quarter 2006 and Full Year 2006 and 2005 Financial Results

                                            Consolidated
Metric                                     Fourth Quarter   Fourth Quarter    Consolidated                        Consolidated
Revenue                                         2006             2006        Full Year 2006    Full Year 2006    Full Year 2005
($ in millions)                               Results       Projections(1)       Results       Projections(1)       Results

         Core Communications Services(2)        $619          $595 - $605        $1,973        $1,950- $1,960         $962
         Other Communications Services          $95            $90 - $95          $445          $440 - $445           $658
         SBC Contract Services                  $116          $100 - $130         $893          $875 - $905           $25
     Total Communications Revenue               $830          $785 - $830        $3,311       $3,265 - $3,310        $1,645
     Other Revenue                              $16                                $67                                $74
Total Consolidated Revenue                      $846                             $3,378                              $1,719
Consolidated Adjusted OIBDA (3) (4)             $189          $180 - $200         $682          $670 - $690           $471
Capital Expenditures                            $141                              $392          $390 - $410           $300
Unlevered Cash Flow (4)                         $65                               $324                                $(2)
Free Cash Flow (4)                             $(29)                             $(171)                              $(418)
Communications Gross Margin (4)                 63%                                56%                                72%
Communications Adjusted OIBDA Margin (4)        22%              ~23%              20%              ~21%              28%


(1)  Projections issued October 24, 2006
(2) Includes termination revenue of $8 million in the fourth quarter 2006, $11 million for the full year 2006, and $133 million for the full year 2005
(3) Consolidated Adjusted OIBDA excludes $32 million in non-cash compensation expense for the fourth quarter 2006, $84 million for the full year 2006, and $51 million for the full year 2005. Consolidated Adjusted OIBDA also excludes $8 million of non-cash impairment charges for 2006 and $9 million for 2005
(4) See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures

Communications Business

Revenue
Communications revenue for the fourth quarter 2006 was $830 million, versus $858 million for the previous quarter. Communications revenue decreased as a result of declines in Other Communications Services revenue and SBC Contract Services. The company recognized $8 million in termination revenue during the fourth quarter 2006 and less than $1 million in termination revenue during the third quarter 2006.

Communications revenue for 2006 was $3.31 billion, compared to $1.6 billion in 2005.

                                                                                                        Full Year     Full Year
Communications Revenue                                                                      Percent
($ in millions)                           Fourth Quarter 2006(1)  Third Quarter 2006 (2)      Change          2006          2005
   Transport and Infrastructure                            $315                    $284         11%        $1,014          $653
   IP and Data                                              $92                     $78         18%          $301          $186
   Voice                                                   $178                    $153         16%          $536          $120
   Vyvx                                                     $34                     $29         17%          $122            $3
Total Core Communications Services                         $619                    $544         14%        $1,973          $962

Other Communications Services                               $95                    $107       (11%)          $445          $658

SBC Contract Services                                      $116                    $207       (44%)          $893           $25

Total Communications Revenue                               $830                    $858        (3%)        $3,311        $1,645

(1) Communications revenue for the fourth quarter includes approximately $37 million from Progress Telecom and ICG Communications and $116 million from TelCove and Looking Glass Networks
(2) Communications revenue for the third quarter includes approximately $37 million from Progress Telecom and ICG Communications and $83 million from TelCove and Looking Glass Networks, which closed in the third quarter on July 24, 2006 and August 2, 2006, respectively

Core Communications Services
Core Communications Services revenue, which includes transport and infrastructure, IP and Data, Voice and Vyvx, increased quarter over quarter by 14 percent due to 8 percent organic growth in core communications services and the benefit of a full quarter's revenue from the acquisitions of TelCove and Looking Glass Networks. Organic growth came from the company's voice services, transport and infrastructure services, seasonal growth in Vyvx revenue and growth in IP services, and excludes termination revenue of $8 million. All organic growth calculations exclude revenue associated with new contracts or with the expansion of existing contracts from companies that were acquired in 2006.

For the full year 2006, Core Communications Services revenue was approximately $2.0 billion, an increase of 105 percent from 2005. Growth was primarily due to acquisition revenue and organic growth in the company's core communications services.

Other Communications Services
Other Communications Services revenue declined 11 percent to $95 million during the quarter as a result of expected declines in managed modem and managed services.

SBC Contract Services
SBC Contract Services declined by 44 percent to $116 million from the previous quarter, and includes a $12.5 million quality of service performance bonus for the year that was earned in the fourth quarter. As previously disclosed, SBC intends to migrate the services provided under the agreement to its own network facilities in accordance with terms previously negotiated by WilTel. Under the terms of this agreement, SBC agreed to pay WilTel a minimum amount of gross margin regardless of the actual revenue generated under the contract, of which $67 million remains outstanding through 2007 and an additional $75 million for 2008 through 2009.

Deferred Revenue
The communications deferred revenue balance was $895 million at the end of the fourth quarter 2006, compared to $896 million at the end of the third quarter. Amortization of revenue from existing customer contracts was offset by new IRU sales during the quarter.

Cost of Revenue
Communications cost of revenue for the fourth quarter 2006 declined to $311 million, versus $368 million in the previous quarter. Cost of revenue decreased during the quarter primarily due to lower expenses associated with SBC Contract Services revenue, partially offset by increases from a full quarter of costs associated with TelCove and Looking Glass.

Communications gross margin(1) was 63 percent for the fourth quarter, versus 57 percent for the third quarter. The increase in communications gross margin is primarily attributable to the higher margin revenue from TelCove and Looking Glass for a full quarter, a reduction in lower margin SBC Contract Services revenue and the benefit of the SBC contract services performance bonus.

For the full year 2006, communications cost of revenue was $1.5 billion.

Selling, General and Administrative Expenses (SG&A)
Communications SG&A expenses were $365 million for the fourth quarter 2006, versus $333 million for the previous quarter. The fourth and third quarter 2006 Communications SG&A expenses include $32 million and $18 million, respectively, of non-cash compensation expense. SG&A expenses increased in the fourth quarter primarily due to a full quarter of expenses associated with TelCove and Looking Glass. The company also accelerated integration-related expenses associated with 2006 acquisitions. The company expects the benefits of this acceleration will result in improved efficiency over the course of 2007.

Communications SG&A expenses were $1.3 billion for 2006, versus $761 million for 2005. SG&A expenses increased during 2006 due to additional headcount and other expenses as a result of the acquisition of WilTel Communications, Progress Telecom, ICG Communications, Looking Glass Networks and TelCove.

Adjusted OIBDA
Adjusted OIBDA(1) for the communications business increased to $186 million for the fourth quarter 2006, compared to $174 million for the previous quarter.

Communications Adjusted OIBDA margin(1) was 22 percent for the fourth quarter 2006, versus 20 percent in the previous quarter.

Fourth quarter Communications Adjusted OIBDA excludes $32 million of non-cash compensation expense. Third quarter Communications Adjusted OIBDA includes $1 million in cash restructuring charges associated with reductions in workforce resulting from the integration of acquired businesses and excludes a $1 million non-cash asset impairment charge and $18 million of non-cash compensation expense.

Communications Adjusted OIBDA increased to $677 million in 2006, compared to $458 million for 2005.

Consolidated Cash Flow and Liquidity
During the fourth quarter 2006, Unlevered Cash Flow(1) was positive $65 million, versus positive $121 million for the previous quarter. This decrease was a result of increased capital expenditures and working capital timing. Consolidated Free Cash Flow for the fourth quarter was negative $29 million, versus negative $64 million for the previous quarter.

For the full year 2006, unlevered cash flow was positive $324 million compared to negative $2 million in 2005, and consolidated free cash flow was negative $171 million in 2006 compared to negative $418 million last year. Consolidated capital expenditures for the company totaled $392 million for the full year 2006.

As of December 31, 2006, the company had cash and marketable securities of approximately $1.9 billion. Pro forma for the Broadwing and SAVVIS Content Delivery Network (CDN) business acquisition transactions completed in January 2007, the company had cash and marketable securities of approximately $1.3 billion, including cash acquired.

Corporate Transactions

Acquisitions
On January 3, 2007, Level 3 completed the purchase of Broadwing Corporation. Under the terms of the agreement, Level 3 paid Broadwing stockholders $8.18 of cash plus 1.3411 shares of Level 3 common stock for each share of Broadwing common stock outstanding at closing. In total, Level 3 paid approximately $744 million of cash and issued approximately 122 million shares of common stock.

On January 23, 2007, Level 3 closed on the purchase of SAVVIS's CDN business. Level 3 paid $132.5 million in cash to acquire certain assets, including network elements, customer contracts and intellectual property used in SAVVIS's CDN business.

Integration Update
"During 2006, we successfully completed the majority of the WilTel integration," said Kevin O'Hara, president and COO of Level 3. "We also made significant progress with our ICG, Looking Glass, Progress and TelCove integrations. We expect to complete the majority of the integration work for our 2006 acquisitions by the end of 2007. We have begun the integration of Broadwing and are looking forward to the opportunity to further expand in the enterprise market with the Broadwing portfolio of business services."

Capital Markets Activity
The company is also announcing that its wholly owned subsidiary, Level 3 Financing, Inc. is seeking to refinance its $730 million amended and restated senior secured credit agreement. The company is seeking, among other things, to increase principal to $1 billion, reduce the interest rate payable under the agreement, and extend the maturity from 2011 to 2014.

During the fourth quarter, Level 3 Financing repurchased $497 million of its outstanding 10.75% Senior Notes due 2011 and amended the indenture pursuant to which those senior notes were issued. Level 3 Financing also completed two separate private offerings of $600 million and $650 million aggregate principal amount of 9.25% Senior Notes due 2014.

In January 2007, in two separate transactions, Level 3 announced exchanges of $605 million in aggregate principal amount outstanding of its 10% Convertible Senior Notes due 2011 for approximately 196.8 million shares of Level 3's common stock. The company expects to reduce interest expense in 2007 by $58 million as a result of these exchanges. The company expects to recognize a $177 million loss associated with these exchanges in the first quarter 2007.

"As evidenced by the transactions we conducted in January of this year, we intend to continue pursuing refinancing efforts to lower our interest expense," said Sunit S. Patel, CFO of Level 3.


2007 Business Outlook

Based on 2006 results and the acquisition of Broadwing, Level 3 has updated its projections for 2007 and is providing certain projections for 2008. For the first quarter 2007, the company projects total communications revenue of $1.0 billion to $1.045 billion and consolidated adjusted OIBDA of $150 million to $170 million, compared to total communications revenue of $830 million and Consolidated Adjusted OIBDA of $189 million in the fourth quarter of 2006. The decline in Consolidated Adjusted OIBDA from the fourth quarter 2006 to the first quarter 2007 reflects the absence of the SBC quality of service payment of $12.5 million and termination revenue of $8 million, an expected decline in Other Revenue and SBC Contract Services revenue, and integration expenses associated with the company's acquisitions, including Broadwing. In addition, Consolidated Adjusted OIBDA includes the benefit of increased revenue from the Broadwing acquisition and expected organic growth in core services.

"As the company previously disclosed, growth in Level 3 Core Communications Services revenue was projected to grow more than 20 percent annually, the metro acquisitions would grow 10 to 12 percent annually, and Broadwing was growing at 4 to 5 percent annually," said Patel. "On a revenue weighted basis, this would imply a 15 percent annual growth rate for core services. During 2007, we now expect to see growth in our Core Communication Services revenue of approximately 17 percent. We believe this increase is an indication of the potential created by selling a broad range of advanced services over an integrated metro and long distance backbone network."


                                                            First
Metric                                                    Quarter 2007              2007 Full Year Projections
($ in millions)                                           Projections
Core Communications Services revenue                      $860-$880                 $3,600-$3,800
Other Communications Services revenue                     $80-$85                   $245-$285
SBC Contract Services                                     $60-$80                   $180-$220
Total Communications Revenue                              $1,000-$1,045             $4,025-$4,305
Consolidated Adjusted OIBDA                               $150-$170                 $860-$920
                                                          N/A                       $600-$650
Consolidated Capital Expenditures

Net Cash Interest Expense (1)                             N/A                       $545

(1) Includes approximately $45 million in interest income

"Consolidated Adjusted OIBDA was $682 million in 2006," said Patel. "We expect Consolidated Adjusted OIBDA to increase to $860 million to $920 million in 2007. The company's Consolidated Adjusted OIBDA projection for 2007 includes integration costs associated with the Broadwing and SAVVIS CDN business acquisitions of approximately $80 million in operating expenses, $20 million in network expenses and $75 million to $100 million in capital expenditures. The company expects to reduce headcount in 2007 as part of its integration efforts by approximately 1,000, which will result in about a $120 million reduction in annualized operating expenses. In addition, during 2007, Level 3 expects to reduce network expenses by approximately $80 million on an annualized basis. "After 2007, we expect the substantial majority of integration related costs will be behind us and that we will have reduced network and operating expenses by about $200 million on an annualized basis. In addition, we expect the strong revenue growth we have been experiencing will continue. As a result, we expect Consolidated Adjusted OIBDA to increase to $1.15 billion to $1.3 billion in 2008."

Financial Disclosure
Beginning with its first quarter 2007 results, and in line with industry practices, the company will report Communications Adjusted EBITDA and Consolidated Adjusted EBITDA, replacing the current Adjusted OIBDA metrics. The calculation of Adjusted EBITDA will be completed with the same methodology as the calculation used for Adjusted OIBDA.

Summary
"We are pleased with the continued demand we are seeing from our customers, and we believe our performance this quarter continues to demonstrate that our business and industry dynamics are strong," said Crowe. "Our acquisition strategy over the past 18 months has added to the improved results we have experienced in our core communications business, and positions us well for the future. We remain focused on integration and execution of our business plan."

Analyst and Investor Conference
Level 3 will hold an analyst and investor conference in New York City on March 14, 2007. Presentations are scheduled to begin at 8:30 a.m. EST. The meeting will be webcast in a listen-only mode. Additional information will be available on Level 3's Web site on February 14, 2007.

Conference Call and Web Site Information
Level 3 will hold a conference call to discuss the company's fourth quarter results at 10 a.m. EST today. To join the call, please dial 612-332-0107. A live broadcast of the call can also be heard on Level 3's Web site at www.level3.com/investor_relations/index.html. An audio replay of the call will be accessible on the company's Web site or by dialing 320-365-3844; access code858124. An archived webcast of the fourth quarter conference call together with the press release, financial statements and non-GAAP reconciliations may also be accessed at www.level3.com/investor_relations/index.html.

About Level 3 Communications
Level 3 Communications, Inc (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3's customers to meet their growing demands for advanced communications solutions. The company's Web address is www.Level3.com.

"Level 3 Communications," "Level 3" and the Level 3 Communications logo are registered service marks of Level 3 Communications, Inc. in the United States and/or other countries. Any other product and company names herein may be trademarks of their respective owners. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.


Forward-Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: increasing the volume of traffic on Level 3's network; developing new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; stabilizing or reducing the rate of price compression on certain of our communications services; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; and the ability to meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

1)  Non-GAAP Metrics
Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The company provides projections that include non-GAAP metrics that the company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted OIBDA, communications gross margin, Communications Adjusted OIBDA margin, unlevered cash flow and consolidated free cash flow. The following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the company's Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP measures, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations. Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold pursuant to sales-type leases. Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company's network.

Communications Gross Margin                 Q306               Q406
($ in millions)
Communications Revenue                      $858               $830
Communications Cost of Revenue              $368               $311
Communications Gross Margin ($)             $490               $519
Communications Gross Margin (%)             57%                63%


Communications Gross Margin                Year Ended December 31,
($ in millions)
                                            2006               2005
Communications Revenue                     $3,311             $1,645
Communications Cost of Revenue             $1,460              $463
Communications Gross Margin ($)            $1,851             $1,182
Communications Gross Margin (%)             56%                72%

Consolidated Adjusted OIBDA is defined as operating income from the consolidated condensed statements of operations, plus depreciation and amortization plus non-cash impairment charges plus non-cash stock compensation expense.

Communications Adjusted OIBDA Margin is defined as Communications Adjusted OIBDA divided by communications revenue.

Management believes that Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins are relevant and useful metrics to provide to investors, as they are an important part of the company's internal reporting and are indicators of profitability and operating performance, especially in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margins to compare the company's performance to that of its competitors. Consolidated Adjusted OIBDA excludes non-cash impairment charges and non-cash stock compensation expense due to the company's adoption of the expense recognition provisions of SFAS No. 123R. Additionally, Consolidated Adjusted OIBDA excludes interest expense and income tax expense and other gains/losses not included in operating income. Excluding these items eliminates the expenses associated with the company's capitalization and tax structures. Consolidated Adjusted OIBDA excludes depreciation and amortization expense in order to eliminate the impact of capital investments which management believes should be evaluated through consolidated free cash flow.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company's calculations. Additionally, this financial measure does not include certain significant items such as depreciation and amortization, interest expense and non-cash impairment charges. Consolidated Adjusted OIBDA and Communications Adjusted OIBDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted OIBDA
Three Months Ended December 31, 2006                           Comm-        Information                 Consolidated
($ in millions)                                             unications        Services        Other
Net Earnings (Loss)                                           ($243)            $--            $6         ($237)
(Income) Loss from Discontinued Operations                      $--             $--            $--          $--
Income Tax (Benefit) Expense                                    $4              $--            $--          $4
Other (Income) Expense                                         $194             $--           ($1)         $193
Operating Income (Loss)                                        ($45)            $--            $5          ($40)
Non-Cash Impairment Charge                                      $--             $--            $--          $--
Depreciation and Amortization Expense                          $199             $--           ($2)         $197
Non-Cash Stock Compensation Expense                             $32             $--            $--          $32
Consolidated Adjusted OIBDA                                    $186             $--            $3          $189


Consolidated Adjusted OIBDA
Three Months Ended September 30, 2006                      Communications    Information                    Con-
($ in millions)                                                               Services        Other      solidated
Net Earnings (Loss)                                           ($167)            $25            $4         ($138)
(Income) Loss from Discontinued Operations                      $--            ($25)           $--         ($25)
Income Tax (Benefit) Expense                                    $1              $--           ($3)         ($2)
Other (Income) Expense                                         $140             $--            $--         $140
Operating Income (Loss)                                        ($26)            $--            $1          ($25)
Non-Cash Impairment Charge                                      $1              $--            $--          $1
Depreciation and Amortization Expense                          $181             $--            $1          $182
Non-Cash Stock Compensation Expense                             $18             $--            $--          $18
Consolidated Adjusted OIBDA                                    $174             $--            $2          $176

Consolidated Adjusted OIBDA
Twelve Months Ended December 31, 2006                      Communications   Information                    Con-
($ in millions)                                                               Services        Other      solidated
Net Earnings (Loss)                                           ($800)            $46            $10        ($744)
(Income) Loss from Discontinued Operations                      $--            ($46)           $--         ($46)
Income Tax (Benefit) Expense                                    $4              $--           ($2)          $2
Other (Income) Expense                                         $652             $--           ($4)         $648
Operating Income (Loss)                                       ($144)            $--            $4         ($140)
Non-Cash Impairment Charge                                      $8              $--            $--          $8
Depreciation and Amortization Expense                          $729             $--            $1          $730
Non-Cash Stock Compensation Expense                             $84             $--            $--          $84
Consolidated Adjusted OIBDA                                    $677             $--            $5          $682

Consolidated Adjusted OIBDA
Twelve Months Ended December 31, 2005                      Communications   Information                    Con-
($ in millions)                                                               Services        Other      solidated
Net Earnings (Loss)                                           ($720)            $69            $13        ($638)
(Income) Loss from Discontinued Operations                      $--            ($69)           $--         ($69)
Income Tax (Benefit) Expense                                    $2              $--            $3           $5
Other (Income) Expense                                         $474             $--           $(8)         $466
Operating Income (Loss)                                       ($244)            $--            $8         ($236)
Non-Cash Impairment Charge                                      $9              $--            $--          $9
Depreciation and Amortization Expense                          $642             $--            $5          $647
Non-Cash Stock Compensation Expense                             $51             $--            $--          $51
Consolidated Adjusted OIBDA                                    $458             $--            $13         $471


Consolidated Adjusted OIBDA
Three Months Ended December 31, 2005                       Communications   Information                    Con-
($ in millions)                                                               Services        Other      solidated
Net Earnings (Loss)                                           ($225)            $57           ($1)        ($169)
(Income) Loss from Discontinued Operations                      $--            ($57)           $--         ($57)
Income Tax (Benefit) Expense                                    $1              $--            $1           $2
Other (Income) Expense                                         $127             $--           ($1)         $126
Operating Income (Loss)                                        ($97)            $--           ($1)         ($98)
Non-Cash Impairment Charge                                      $3              $--            $--          $3
Depreciation and Amortization Expense                          $160             $--            $1          $161
Non-Cash Stock Compensation Expense                             $19             $--            $--          $19
Consolidated Adjusted OIBDA                                     $85             $--            $--          $85


Communications Adjusted OIBDA Margin
($ in millions)                      Q306                          Q406
Communications Revenue               $858                          $830
Communications Adjusted OIBDA        $174                          $186
Communications Adjusted OIBDA Margin  20%                          22%


Communications Adjusted OIBDA Margin        Year Ended December 31,
($ in millions)
                                            2006       2005
Communications Revenue                     $3,311     $1,645
Communications Adjusted OIBDA               $677       $458
Communications Adjusted OIBDA Margin         20%       28%

Projected Consolidated Adjusted OIBDA              Consolidated
Three Months Ended March 31, 2007                     Range
($ in millions)
                                           Low                     High
Net Earnings (Loss)                       ($440)                  ($400)
Other (Income) Expense                     $325                    $315
Operating Income (Loss)                   ($115)                  ($85)
Depreciation and Amortization Expense      $245                    $230
Non-Cash Stock Compensation Expense        $20                     $25
Consolidated Adjusted OIBDA                $150                    $170



Projected Consolidated Adjusted OIBDA               Consolidated
Twelve Months Ended December 31, 2007                  Range
($ in millions)
                                            Low                     High
Net Earnings (Loss)                        ($970)                  ($870)
Other (Income) Expense                      $770                    $750
Operating Income (Loss)                    ($200)                  ($120)
Depreciation and Amortization Expense       $970                    $930
Non-Cash Stock Compensation Expense         $90                     $110
Consolidated Adjusted OIBDA                 $860                    $920


Projected Consolidated Adjusted OIBDA                Consolidated
Twelve Months Ended December 31, 2008                   Range
($ in millions)
                                             Low                     High
Net Earnings (Loss)                         ($510)                  ($310)
Other (Income) Expense                       $590                    $560
Operating Income (Loss)                      $80                     $250
Depreciation and Amortization Expense        $970                    $930
Non-Cash Stock Compensation Expense          $100                    $120
Consolidated Adjusted OIBDA                 $1,150                  $1,300

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less net capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures offset by release of capital expenditure accruals as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company's ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions or principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Unlevered Cash Flow and Consolidated Free Cash Flow    Unlevered Cash Flow   Consolidated Free
Three Months Ended December 31, 2006                                             Cash Flow
($ in millions)
Net Cash Provided by Operating Activities                     $112                 $112
Capital Expenditures, net                                    ($141)               ($141)
Cash Interest Paid                                            $114                  N/A
Interest Income                                               ($20)                 N/A
Total                                                          $65                 ($29)

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months      Unlevered Cash Flow   Consolidated Free
Ended September 30, 2006                                                                        Cash Flow
($ in millions)
Net Cash Provided by Operating Activities                                     $56                  $56
Capital Expenditures, net                                                   ($120)               ($120)
Cash Interest Paid                                                           $204                  N/A
Interest Income                                                              ($19)                 N/A
Total                                                                        $121                 ($64)

Unlevered Cash Flow and Consolidated Free Cash Flow Twelve Months     Unlevered Cash Flow   Consolidated Free
Ended December 31, 2006                                                                         Cash Flow
($ in millions)
Net Cash Provided by Operating Activities                                    $221                 $221
Capital Expenditures, net                                                   ($392)               ($392)
Cash Interest Paid                                                           $559                  N/A
Interest Income                                                              ($64)                 N/A
Total                                                                        $324                ($171)


Unlevered Cash Flow and Consolidated Free Cash Flow                   Unlevered Cash Flow   Consolidated Free
Twelve Months Ended December 31, 2005                                                           Cash Flow
($ in millions)
Net Cash Used in Operating Activities                                       ($118)               ($118)
Capital Expenditures, net                                                   ($300)               ($300)
Cash Interest Paid                                                           $451                  N/A
Interest Income                                                              ($35)                 N/A
Total                                                                        ($2)                ($418)

[Logo]

                  LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
                                   (unaudited)

                                                              Three Months Ended                Twelve Months Ended
                                                          December 31,  September 30,   December 31,     December 31,   December 31,
(dollars in millions, except per share data)                  2006          2006          2005               2006           2005
Revenue:
   Communications                                              $ 830         $ 858         $ 400             $ 3,311     $ 1,645
   Other                                                          16            17            18                  67          74
                                                                  --            --            --                  --          --
     Total Revenue                                               846           875           418               3,378       1,719
Costs and Expenses:
   Cost of Revenue                                               324           382           141               1,517         516
   Depreciation and Amortization                                 197           182           161                 730         647
   Selling, General and Administrative, including non-cash
     compensation of $32, $18, $19, $84 and $51 respectively     365           334           215               1,258         769
   Restructuring Charges, including non-cash impairment
     charges of $-, $1, $3, $8 and $9 respectively                 -             2            (1)                 13          23
                                                                  --             -            --                  --          --
     Total Costs and Expenses                                    886           900           516               3,518       1,955
                                                                 ---           ---           ---               -----       -----

Operating Income (Loss)                                          (40)          (25)          (98)               (140)       (236)

Other Income (Loss), net:
   Interest Income                                                20            19            10                  64          35
   Interest Expense                                             (167)         (161)         (139)               (648)       (530)
   Other Income (Expense)                                        (46)            2             3                 (64)         29
                                                                 ---             -             -                 ---          --
     Other Income (Loss)                                        (193)         (140)         (126)               (648)       (466)
                                                                ----          ----          ----                ----        ----

Loss from Continuing Operations Before Income Taxes             (233)         (165)         (224)               (788)       (702)

Income Tax Benefit (Expense)                                      (4)            2            (2)                 (2)         (5)
                                                                  --             -            --                  --          --

Loss from Continuing Operations                                 (237)         (163)         (226)               (790)       (707)

Income (Loss) from Discontinued Operations                         -            (8)            8                  13          20
Gain on Sale of Discontinued Operations                            -            33            49                  33          49
                                                                  --            --            --                  --          --
                                                                   -            25            57                  46          69
                                                                  --            --            --                  --          --

Net Loss                                                      $ (237)       $ (138)       $ (169)             $ (744)     $ (638)
                                                              ======        ======        ======              ======      ======

Basic and Diluted Loss per Share:
   Loss from Continuing Operations                           $ (0.20)      $ (0.14)      $ (0.32)            $ (0.79)    $ (1.01)
   Income from Discontinued Operations                             -          0.02          0.08                0.05        0.10
                                                                  --          ----          ----                ----        ----
   Net Loss                                                  $ (0.20)      $ (0.12)      $ (0.24)            $ (0.74)    $ (0.91)
                                                             =======       =======       =======             =======     =======

Weighted Average Shares Outstanding (in thousands):
   Basic and Diluted                                        1,176,525     1,128,153       713,028           1,003,255     699,589
                                                            =========     =========       =======           =========     =======

          (c) 2007 by Level 3 Communications, Inc. All rights reserved.

[logo]
            LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                Consolidated Condensed Balance Sheets
                             (unaudited)

                                                                      December 31, September 30, December 31,
(dollars in millions)                                                     2006         2006          2005
Assets

Current Assets:
    Cash and cash equivalents                                              $ 1,681         $ 731         $ 379
    Marketable securities                                                      235           509           176
    Restricted securities                                                       46            45            34
    Accounts receivable, less allowances of $17, $17 and $17                   326           351           392
    Current assets of discontinued operations                                    -             -           597
    Other                                                                      101           105            92
                                                                               ---           ---            --
Total Current Assets                                                         2,389         1,741         1,670

Property, Plant and Equipment, net                                           6,468         6,418         5,632

Marketable Securities                                                            -             -           234

Restricted Securities                                                           90            91            75

Goodwill and Other Intangibles, net                                            919           976           291

Noncurrent Assets of Discontinued Operations                                     -             -           264

Other Assets, net                                                              128           117           111
                                                                               ---           ---           ---
                                                                           $ 9,994       $ 9,343       $ 8,277
                                                                           =======       =======       =======

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
    Accounts payable                                                         $ 391         $ 406         $ 367
    Current portion of long-term debt                                            5             5             -
    Accrued payroll and employee benefits                                       92            91            78
    Accrued interest                                                           143            94           102
    Deferred revenue                                                           142           143           199
    Current liabilities of discontinued operations                               -             -           539
    Other                                                                      156           159           138
                                                                               ---           ---           ---
Total Current Liabilities                                                      929           898         1,423

Long-Term Debt, less current portion                                         7,357         6,577         6,023

Deferred Revenue                                                               753           754           737

Other Liabilities                                                              581           552           570

Stockholders' Equity (Deficit)                                                 374           562          (476)
                                                                               ---           ---          ----
                                                                           $ 9,994       $ 9,343       $ 8,277
                                                                           =======       =======       =======

          (c) 2007 by Level 3 Communications, Inc. All rights reserved.

[logo]
                   LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
                       Consolidated Statements of Cash Flows
                                    (unaudited)

                                                                                         Three Months Ended
                                                                                     December 31,     September 30,   December 31,
(dollars in millions)                                                                    2006             2006             2005
Cash Flows from Operating Activities:
    Net loss                                                                                $ (237)       $ (138)      $ (169)
    Income from discontinued operations                                                          -           (25)         (57)
                                                                                               ---           ---          ---
      Loss from continuing operations                                                         (237)         (163)        (226)
    Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities of continuing operations:
       Depreciation and amortization                                                           197           182          161
       Non-cash impairment expenses                                                              -             1            3
       (Gain) loss on sale of property, plant and equipment, and other assets                   (2)           (1)           1
       Loss on extinguishment of long-term debt, net                                            54             1            -
       Non-cash compensation expense attributable to stock awards                               32            18           19
       Deferred revenue                                                                         (4)          (20)          13
       Amortization of debt issuance costs                                                       4             8            4
       Accreted interest on discount debt                                                       10             8            5
       Accrued interest on long-term debt                                                       39           (59)         (28)
       Changes in working capital items net of amounts acquired:
          Receivables                                                                           30            64           (4)
          Other current assets                                                                  10            13            3
          Payables                                                                             (15)           (8)         (21)
          Other current liabilities                                                             (9)           22          (18)
       Other                                                                                     3           (10)          (2)
                                                                                                 -           ---           --
Net Cash Provided by (Used in) Operating Activities of Continuing Operations                   112            56          (90)

Cash Flows from Investing Activities:
    Capital expenditures                                                                      (141)         (120)         (67)
    Net proceeds from sale of discontinued operations                                            -           340           82
    Advances from discontinued operations, net                                                   -            16            2
    Proceeds from sale and maturity of marketable securities                                   275             -          405
    Proceeds from sale of property, plant and equipment                                          2             3            -
    Increase (decrease) in restricted cash and securities, net                                   -            (9)           4
    Acquisitions, net of cash acquired                                                          (3)         (664)        (369)
                                                                                                --          ----         ----
Net Cash Provided by (Used in) Investing Activities                                            133          (434)          57

Cash Flows from Financing Activities:
    Long-term debt borrowings, net of issuance costs                                         1,249             -           (1)
    Payments on long-term debt, including current portion and refinancing costs               (543)         (463)           -
                                                                                              ----          ----           --
Net Cash Provided by (Used in) Financing Activities                                            706          (463)          (1)

Net Cash Used in Discontinued Operations                                                        (3)          (87)          (6)

Effect of Exchange Rates on Cash                                                                 2             1            2
                                                                                                 -             -            -

Net Change in Cash and Cash Equivalents                                                        950          (927)         (38)

Cash and Cash Equivalents at Beginning of Period (including cash of discontinued operations)   731         1,658          490
                                                                                               ---         -----          ---

Cash and Cash Equivalents at End of Period (including cash of discontinued operations)     $ 1,681         $ 731        $ 452
                                                                                           =======         =====        =====

Supplemental Disclosure of Cash Flow Information:
    Cash interest paid                                                                       $ 114         $ 204        $ 158

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities             $ 1,916       $ 1,240        $ 789

          (c) 2007 by Level 3 Communications, Inc. All rights reserved.